SUMMARY FINANCIAL
STATEMENTS
FOR THE YEAR ENDED
March 31, 2009

SECTION 1	SUMMARY FINANCIAL STATEMENTS

TABLE OF CONTENTS			PAGE
| | |
Statement of Responsibility			69

Auditor’s Report			71

Consolidated Statement of Financial Position			73

Consolidated Statement of Revenue and Expense			74

Consolidated Statement of Accumulated Deficit			75

Consolidated Statement of Change in Net Debt			76

Consolidated Statement of Cash Flow			77

Notes to the Summary Financial Statements			78

Schedules to the Summary Financial Statements
Schedule	1	- Consolidated Statement of Amounts Receivable	99
Schedule	2	- Consolidated Statement of Loans and Advances	100
Schedule	3	- Government Business Enterprises Schedule of Consolidated Operating Results and Financial Position	101
Schedule	4	- Consolidated Statement of Other Long-Term Investments	102
Schedule	5	- Consolidated Statement of Borrowings	103
Schedule	6	- Consolidated Statement of Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	104
Schedule	7	- Consolidated Statement of Pension Liability	105
Schedule	8	- Consolidated Statement of Tangible Capital Assets	107
Schedule	9	- Funds, Organizations and Business Enterprises Comprising the Government Reporting Entity	108
Schedule	10	- Consolidated Statement of Operations by Sector	112
Schedule	11	- Consolidated Details and Reconciliation to Core Government Results	114

STATEMENT OF RESPONSIBILITY
The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.
The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.
The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.
The Auditor General expresses an independent opinion on these financial statements. Her report, stating the scope of her audit and opinion, appears on the following page.
These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.
On behalf of the Government of the Province of Manitoba.
Betty-Anne Pratt, CA
Provincial Comptroller
August 14, 2009

AUDITOR’S REPORT
Summary Financial Statements for the Government Reporting Entity
Province of Manitoba
To the Legislative Assembly of the Province of Manitoba
We have audited the Consolidated Statement of Financial Position of the Province of Manitoba as at March 31, 2009 and the Consolidated Statements of Revenue and Expense, Accumulated Deficit, Change in Net Debt and Cash Flow for the year then ended. These financial statements are the responsibility of the Government of Manitoba. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these Summary Financial Statements for the Government Reporting Entity present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2009 and the results of its operations and its cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles.

Winnipeg, Manitoba	Carol Bellringer, FCA, MBA
August 14, 2009	Auditor General
500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169
www.oag.mb.ca

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As at March 31, 2009

		($ millions)
SCHEDULE		2009	2008

	FINANCIAL ASSETS

	Cash and cash equivalents (Note 2)	1,968	2,199
	Temporary investments (Note 2)	689	586
1	Amounts receivable	1,110	1,177
	Inventories for resale	11	10
	Portfolio investments (Note 3)	2,174	4,492
2	Loans and advances	595	565
3	Equity in government business enterprises (Note 4)	2,189	2,697
4	Other long-term investments	9	8

	Total Financial Assets	8,745	11,734

	LIABILITIES

5	Borrowings	14,664	14,555
6	Accounts payable, accrued charges, provisions and unearned revenue	3,576	3,308
7	Pension liability (Note 5)	2,003	4,470

	Total Liabilities	20,243	22,333

	NET DEBT	(11,498)	(10,599)

	NON-FINANCIAL ASSETS
	Inventories	36	36
	Prepaid expenses	38	36
8	Tangible capital assets	6,520	5,934

	Total Non-Financial Assets	6,594	6,006

	ACCUMULATED DEFICIT	(4,904)	(4,593)

	Contingencies (Note 6)
	Contractual Obligations (Note 7)
The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE
For the Year Ended March 31, 2009

	($ millions)
	2009		2008
	Budget	Actual	Actual
REVENUE
Income taxes:
Corporation income tax	299	386	367
Individual income tax	2,312	2,455	2,285
Other taxes:
Retail sales tax	1,469	1,486	1,391
Fuel taxes	227	229	248
Levy for health and education	344	357	341
Mining tax	128	46	100
Education property tax	654	657	646
Other taxes	498	573	562
Fees and other revenue	1,377	1,757	1,628
Federal transfers:
Equalization	2,063	2,063	1,826
Canada Health and Canada Social Transfers	1,224	1,263	1,210
Shared cost and other	619	540	561
Net income from government business enterprises (Schedule 3)	668	807	947
Sinking funds and other investment earnings	441	296	384

TOTAL REVENUE (Schedules 10 and 11)	12,323	12,915	12,496

EXPENSES
Health and Healthy Living	4,371	4,586	4,232
Education	3,249	3,154	3,224
Family Services and Housing	1,331	1,321	1,224
Community, Economic and Resource Development	1,478	1,582	1,420
Justice and Other Expenditures	992	972	974
Debt Servicing (Note 8)	806	830	864

TOTAL EXPENSES (Schedules 10 and 11)	12,227	12,445	11,938

NET INCOME FOR THE YEAR	96	470	558

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT
For the Year Ended March 31, 2009

	($ millions)
	2009		2008
	Budget	Actual	Actual

Opening accumulated deficit, as previously reported	(4,193)	(4,193)	(5,104)

Restatements (Note 9)
Environmental liabilities	—	(393)	(393)
Pension restatement	—	(19)	(2)
Correction on presentation of education grants	—	12	—
Other	—	—	13

Opening accumulated deficit, as restated	(4,193)	(4,593)	(5,486)

Adoption of accounting policy on financial instruments	—	—	(23)

Other Comprehensive Income (Loss) (Schedule 3)	—	(781)	358

Net Income for the year	96	470	558

Closing accumulated deficit, as restated	(4,097)	(4,904)	(4,593)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT
For the Year Ended March 31, 2009

	($ millions)
	2009		2008
	Budget	Actual	Actual

Net Income for the year	96	470	558

Tangible Capital Assets
Acquisition and reclassification of tangible capital assets	(586)	(978)	(1,027)
Amortization of tangible capital assets	—	375	359
Disposal of tangible capital assets	—	17	43

Net Acquisition of Tangible Capital Assets	(586)	(586)	(625)

Other Non-Financial Assets
Increase in inventories	—	—	(5)
Increase in prepaid expenses	—	(2)	(5)

Net Acquisition of Other Non-Financial Assets	—	(2)	(10)

Adoption of accounting policy on financial instruments	—	—	(23)
Other Comprehensive Income (Loss) (Schedule 3)	—	(781)	358

(Increase) Decrease in Net Debt	(490)	(899)	258

Net Debt, beginning of year, as restated (Note 9)	(10,432)	(10,599)	(10,857)

Net Debt, end of year	(10,922)	(11,498)	(10,599)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CASH FLOW
For the Year Ended March 31, 2009

	($ millions)
	2009	2008

Cash and cash equivalents provided by (used in)
Operating Activities
Net Income for the year	470	558
Changes in non-cash items:
Temporary investments	(103)	(323)
Amounts receivable	57	(61)
Valuation allowance	(22)	(3)
Inventories	(1)	(3)
Prepaids	(2)	(5)
Accounts payable, accrued charges, provisions and deferrals	268	249
Pension liability	(225)	278
Amortization of foreign currency fluctuation	6	6
Amortization of debt discount	(7)	(4)
Unamortized gains and losses on derivative contracts	(22)	(3)
Loss on disposal of tangible capital assets	17	43
Amortization of tangible capital assets	375	359

	811	1,091
Adoption of accounting policy on financial instruments	—	(23)
Other Comprehensive Income (Loss)(Schedule 3)	(781)	358
Changes in equity in government business enterprises	508	(766)

Cash provided by operating activities	538	660

Capital Activities
Acquisition of tangible capital assets	(978)	(1,027)

Cash used in capital activities	(978)	(1,027)

Investing Activities
Investments purchased	(1,427)	(2,398)
Investments sold or matured	1,452	605

Cash provided by (used in) investing activities	25	(1,793)

Financing Activities
Debt issued	4,031	3,720
Debt redeemed	(3,847)	(1,821)

Cash provided by financing activities	184	1,899

(Decrease) in cash and cash equivalents	(231)	(261)
Cash and cash equivalents, beginning of year	2,199	2,460

Cash and cash equivalents, end of year	1,968	2,199

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
NOTES TO THE SUMMARY FINANCIAL STATEMENTS
For the Year Ended March 31, 2009
1.	SIGNIFICANT ACCOUNTING POLICIES
A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for senior governments as recommended by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA).

B.	The Government Reporting Entity

Various funds, Crown organizations (Crowns) and government business enterprises (GBEs) comprising the Government Reporting Entity (GRE) are listed in Schedule 9.

To be considered a part of the GRE, an organization must be controlled by the Government. Control, as defined by PSAB, is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crowns are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax and the levy for health and education. The value of the levy for health and education, paid by Crowns and departments, amounts to $97 million (2008 — $90 million). Where the fiscal year-end dates of Crowns are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions which, would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3.

The CICA’s Accounting Standards Board has announced that effective January 1, 2011 Canadian publicly accountable enterprises will adopt International Financial Reporting Standards, as issued by the International Accounting Standards Board. The Province of Manitoba is not required to adopt these standards; however the summary financial statements could be affected by this change to the extent GBEs, which are included in the financial statements on a modified equity basis, are impacted. The Government is currently assessing the potential impact of these changes.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
D.	Basis of Specific Accounting Policies
(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:
(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)	Recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.
(ii)	Revenues

(1) Government transfers

Transfer payments from the Government of Canada include all accruals determined before June 15 each year for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2) Individual and corporation income tax

The Government’s share of individual and corporation income tax is recorded based upon cash receipts to March 31 plus an accrual of adjustments determined before June 15 each year.

(3) Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1) Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2) Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized and any eligibility criteria are met and the amounts can be reasonably estimated.

(iv)	Financial Assets

(1) Loans, advances and long-term investments

Loans, advances and long-term investments are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful or when the value of the investment is impaired. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the related debt issue.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
Investments denominated in foreign currency are translated to the Canadian dollar equivalent, at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2) Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

(v)	Liabilities

(1) Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums paid on interest rate options are amortized monthly starting from the date the income is received over the period of the applicable agreement. If the option is exercised, the premium is amortized over the period from the date of receipt to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2) Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 5. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment return over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full in the year of the amendment.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
(3) Other future employee benefit obligations

The amount of the liabilities for severance, Long Term Disability Income Plan liability and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise.

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

(5) Environmental liabilities

Effective for the 2005/06 fiscal year, the Government adopted an accounting policy regarding the recognition and measurement of environmental liabilities. An environmental liability for contaminated sites is recorded when contamination is identified, and when the Government is obligated, or likely to become obligated, to incur remediation costs due to reasons of public health and safety, contractual arrangements, or compliance with environmental standards which are set out in any act or regulation (federal, provincial, municipal) recognized by the Government. The liability is based upon remediation costs determined on a site-by-site basis, measured as incremental direct costs, reduced by estimated recoveries from third parties, and discounted, where possible, to reflect the time value of money.

For past liabilities arising from contaminations or obligating events on or before March 31, 2005, there is a transition period (April 1, 2006 to March 31, 2009) to identify and record such liabilities. These liabilities are recorded as an increase to the accumulated deficit until March 31, 2009. Subsequent to that, any past liability not previously recorded or sufficiently provided for is recorded as an expense.

For liabilities arising from contaminations or obligating events occurring after March 31, 2005, the amounts are recorded as an expense when identified.

(vi)	Non-Financial Assets

(1) Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2) Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
(3) Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying cost associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

A tangible capital asset received as a donation is recorded at its fair market value with the same amount being shown as deferred revenue. This deferred revenue is amortized to revenue on the same basis as the asset is amortized.

Where the acquisition cost of a tangible capital asset is shared with other governments, under a shared cost agreement, such contributions are recorded as revenue.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in Government financial statements.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and Leasehold Improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	4 to 15 years

Infrastructure Assets:
Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 years
Provincial Highways, Roads and Airstrips	10 to 40 years
Dams and Water Management Structures	40 years
One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable possible amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accruals for pension obligations, accruals for environmental obligations, allowances for doubtful loans and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Federal Government and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual of environmental obligations is based upon the identification of all sites where environmental damages have occurred that are the Government’s responsibility to mitigate and the quantification of what the actual liability will be based upon impact studies. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectibility and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.
2.	CASH, CASH EQUIVALENTS AND TEMPORARY INVESTMENTS

	($ millions)
	2009	2008
Cash and cash equivalents	1,740	1,633
Uninvested portion of sinking funds held in cash and cash equivalents	228	475
Uninvested portion of pension assets held in cash and cash equivalents	—	91

	1,968	2,199

Temporary investments	689	586

Cash and cash equivalents include cash and short term investments that can be converted to cash. Cash and cash equivalents are recorded at cost, which approximates market value. All cash equivalents have terms to maturity of less than 90 days. Investment revenue earned on cash equivalents during the year was $45 million (2008 — $76 million).

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, primarily Government bonds. All of the securities had terms to maturity of less than one year. Investment revenue earned on the temporary investment funds during the year was $19 million (2008 — $20 million).

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
3.	PORTFOLIO INVESTMENTS

	($ millions)
	2009	2008
Pension assets	—	2,151
Sinking funds	2,051	2,282
Other investments	66	59
Unamortized termination losses on derivative contracts	57	—

	2,174	4,492

Portfolio investments are recorded at the lower of cost or net realizable value. As at March 31, 2009, the market value of portfolio investments was $2,230 million (2008 — $4,559 million). Portfolio investments earned $118 million during the year (2008 — $140 million). During the period the Government changed the trust conditions of the funds held in its pension asset fund to clarify that these funds are irrevocably restricted for pension purposes only. As a result of this restriction, these funds are now able to be recognized as pension assets under this plan and are presented net of the outstanding pension obligation.

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

		($ millions)
	2009		2008
	Book	Fair	Book	Fair
	Value	Value	Value	Value
Government of Canada, direct and guaranteed	233	245	276	282
Provincial, direct and guaranteed	1,528	1,566	1,602	1,641
Municipal	202	212	200	213
Corporate	88	84	204	213

	2,051	2,107	2,282	2,349

Sinking funds are recorded at cost and are written down to market value only in those cases where the losses in value are other than a temporary decline. Investment revenue earned on the sinking funds during the year was $117 million (2008 — $135 million).

The presentation of Province of Manitoba debt issues held as investments, as shown on Schedule 5, was corrected to exclude debt issued on behalf of GBEs, which the Province holds as investments. As a result of this restatement, both portfolio investments and borrowings increased by $1,026 million (2008 — $1,039 million). There is no impact on accumulated deficit or net debt as a result of this correction.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
The sinking funds are allocated as follows:

	($ millions)
	2009	2008
Core Government	2,264	2,745
Crown Organizations	15	12

Total sinking funds	2,279	2,757
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(228)	(475)

Total sinking funds held in portfolio investments	2,051	2,282

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 9 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee.

Insurance	An enterprise which provides insurance coverage services to the public for a fee.

Finance	Enterprises which provide regulatory control and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public.
Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2009	2008
Restricted Equity in Government Business Enterprises:
Manitoba Hydro-Electric Board	1,951	2,127
Manitoba Public Insurance Corporation	162	299
Workers Compensation Board	62	258

	2,175	2,684

Unrestricted Equity in Government Business Enterprises:
Manitoba Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	9	8

	14	13

Equity in Government Business Enterprises	2,189	2,697

The operating results and financial position of each GBE category are reported in Schedule 3.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
5.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan, and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2009, the pension liability for the Civil Service Superannuation Plan was $1,197 million (2008 — $1,899 million) and the pension liability for the Teachers’ Pension Plan was $725 million (2008 — $2,490 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Employees in the health sector are members of the Health Care Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit liability of this plan is not recognized in these financial statements. During the year, the Government expensed contributions to this plan of $101 million (2008 — $90 million).

As at March 31, 2009, the total pension liability being reflected in the summary financial statements was $2,003 million (2008 — $4,470 million). Details related to the pension liability are provided in Schedule 7. The following provides general information on the contributions and benefit formulae of the various pension plans, which are included in this schedule.
A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 6.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 7.0% on pensionable earnings above the maximum. 89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees. Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

During the period the Government changed the trust conditions of the funds held in its pension asset fund to clarify that these funds are irrevocably restricted for pension purposes only. As a result of this restriction, these funds are now able to be recognized as pension assets, as presented in Schedule 7.

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PUBLIC ACCOUNTS 2008/09
B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best 5 of the final 12 years of service (best 7 prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 6.8% of pensionable earnings up to the CPP maximum earnings, and 8.4% of pensionable earnings above the maximum. 83.4% of teacher’s contributions are used to fund basic benefits and 16.6% of teachers contributions are allocated for indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

During the period the Government changed the trust conditions of the funds held in its pension asset fund to clarify that these funds are irrevocably restricted for pension purposes only. As a result of this restriction, these funds are now able to be recognized as pension assets, as presented in Schedule 7.

C.	Other Government Plans

(i) Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable.

(ii) Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective April 1, 2004 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

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Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii) Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Fund; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges were determined to be the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 5A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv) Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Family Services and Housing.

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service. Indexing payments are subject to approval by the Trustees, subject to increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

D.	Other Pension Plans
(a)	Post Secondary

(i) University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993), and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements.

University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed.

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

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(ii) University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians.

The UWPP was established as a contributory defined benefit pension plan at September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii) Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

(b)	Public School Divisions

(i) The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 6.5% of pensionable salary and 7.8% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2008. The percentages changed to 7.0% and 8.2% respectively, effective January 1, 2009. The Winnipeg School Division matches employee contributions and pays an additional 27.4% of employee contributions less the amount needed to finance the Disability Income Plan benefits (approximately 10%). As a result, employer contributions equal approximately 117.4% of employee contributions.

(ii) Retirement Plan or Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

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The pension calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last twelve years of service.

Employee contributions equal 5.7% of CPP earnings and 7.3% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii) Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings in the last ten years of service.

Employee contributions equal 6.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.
E.	Government Business Enterprises

Manitoba Hydro-Electric Board, Manitoba Liquor Control Commission, Manitoba Public Insurance Corporation and Manitoba Lotteries Corporation are members of the CSSF. The net pension liabilities for these GBEs are disclosed in Schedule 3.
6.	CONTINGENCIES
A.	Contingent Liabilities

i) Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2009 in the accounts where the final results are uncertain.

ii) Northern Development Projects

The Government is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.

Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects. Comprehensive settlements have been reached with all communities except Cross Lake.

In recognition of all anticipated payments, Hydro has recorded a total liability of $120 million (2008 — $127 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.

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PUBLIC ACCOUNTS 2008/09
iii) Canadian Blood Services

The majority of provincial and territorial governments of Canada, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. The March 31, 2009 audited financial statements of Canadian Blood Services indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2009 is $232 million (2008 — $223 million). The related assets as at March 31, 2009 total $273 million (2008 — $282 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, the Government’s share of the provision for future claims as at March 31, 2009 is offset with designated assets, which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2009. The Government is not aware of any proceedings that could lead to a claim against it given the existing arrangement in place.

iv) Treaty Land Entitlement Obligations

To meet the Government’s obligation under treaty land entitlement agreements, approximately 441,068 acres of provincial Crown lands have been transferred to the Federal Government for First Nations. The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,414,337 acres of Crown lands. To date, 958,392 acres have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute.

v) Environmental Issues

The Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs cannot be made at this time.
B.	Loan Guarantees
The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2009	2008
Canada Mortgage and Housing Corporation Mortgages	1	—	—
Manitoba Business Start Program	5	2	2
Manitoba Agricultural Services Corporation (Note 6B.a)	—	65	68
Manitoba Student Aid Program (Note 6B.b)	20	5	5
Manitoba Housing and Renewal Corporation (Note 6B.c)	—	5	6
Rural Entrepreneur Assistance Program (Note 6B.d)	16	10	7
Rural Municipality of Richot	1	1	1

		88	89
Manitoba Grow Bonds	—	4	5

Total guarantees outstanding		92	94

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PUBLIC ACCOUNTS 2008/09
A provision for future losses on guarantees in the amount of $21 million (2008 — $21 million) has been recorded in the accounts. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

Manitoba HydroBonds Guarantees

The Government guarantees Manitoba HydroBonds. Outstanding bonds as at March 31, 2009 totalled $398 million (2008 — $345 million). The bonds carry fixed and variable coupon rates that range from 2.4% to 4.65%. Manitoba HydroBonds are redeemable at the option of the holder.

Note 6B.a) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantee	Each participating lending institution is guaranteed 25% of the respective value of loans made under this program.

Manitoba Livestock Associations Loan Guarantees	Each association is guaranteed 25% of the loan to a maximum guarantee of $1 million.

Diversification Loan Guarantee Program	Each participating lender is guaranteed 25% of the loan made for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.

Enhanced Diversification Loan Guarantee Program	Eliminated lender pooling of guarantees and the maximum of $3 million for qualifying loans.
Note 6B.b) Manitoba Student Aid Program

The Government guarantees three types of student loans, issued in the past thirteen years, as follows:

Loan type	Nature of loan

Guaranteed loans	Issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed if the loan is deemed to be in default.

Limited risk loans	Issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

Non-risk loans	Issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.
Note 6B.c) Manitoba Housing and Renewal Corporation

The Government has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.

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Note 6B.d) Rural Entrepreneur Assistance Program

The Government provides guarantees on new and expanding small or home business loans, with a five-year term.

7.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of contracts and agreements for the delivery of services and acquisition or construction of assets. The following represents the amounts required to satisfy the contractual obligations as at March 31:

			($ millions)
	2009			2008
	Government
	Business
	Enterprises	* Others	Total	Total
Operating obligations:
Total rental of tangible capital assets	58	254	312	305
Approved loans, grants and maintenance of desktop equipment	—	95	95	69

	58	349	407	374

Capital obligations:
Tangible capital assets and infrastructure:
- long-term financing arrangements	900	159	1,059	436
- approved contracts in capital budget	—	81	81	88
- Red River Floodway expansion	—	46	46	332

	900	286	1,186	856
Approved mortgages	—	22	22	15

	900	308	1,208	871

Total	958	657	1,615	1,245

*	Government departments, Crowns and Special Funds
Purchase of Winnipeg Hydro

Manitoba Hydro-Electric Board (Hydro) purchased the net assets of Winnipeg Hydro from the City of Winnipeg in 2002. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million. The purchase consideration principally consisted of annual payments by Hydro to the City of Winnipeg of $25 million in years 2002 to 2006, $20 million per annum in years 2007 to 2010, and $16 million per annum in year 2011 and each year thereafter. The net assets and related financing obligations are reflected in Hydro’s financial statements.

8.	DEBT SERVICING

Debt servicing costs of $830 million (2008 — $864 million) are net of interest recoveries from GBEs of $465 million (2008 — $476 million) and include $117 million (2008 — $118 million) representing interest expense of Crown organizations. GBEs debt servicing costs of $450 million (2008 — $452 million) are reported in Schedule 3.

9.	ADJUSTMENTS TO ACCUMULATED DEFICIT

In the March 31, 2009 fiscal year, restatements of the March 31, 2008 accumulated deficit and net income for the year were made in compliance with the province’s accounting policies or for the correction of errors.

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PUBLIC ACCOUNTS 2008/09
A.	Environmental Liabilities

During the year, the government identified additional environmental liabilities in the amount of $393 million that were related to contaminations or obligating events occurring on or before March 31, 2005. These past liabilities have been recorded with a corresponding increase in accumulated deficit and net debt of $393 million (2008 — $393 million), in accordance with the accounting policy adopted by the government (Note 1D (v) 5).

B.	Pension Restatement

An adjustment was made to restate the pension liability related to post-secondary education pension plans. The restatement resulted from the adoption of a moving average fair value method for the valuation of plan assets and the amortization of actuarial gains and losses over the employee average remaining service life. This has resulted in a $19 million increase in the pension liability (2008 — $2 million) and an increase in the opening accumulated deficit and net debt of $19 million (2008 — $2 million) and a reduction of 2008 income of $17 million.

C.	Correction on presentation of education grants

An adjustment was made to correct the recognition of unrecorded grant revenue related to capital acquisitions resulting in a $12 million increase in net income in 2008, a corresponding decrease in the opening accumulated deficit and net debt of $12 million (2008 — $0 million).

D.	Other

During the year, the Government changed their accounting policy related to certain expenses that should have been recorded as a tangible capital asset when acquired. This change resulted in an increase of tangible capital assets in the amount of $8 million and a corresponding decrease to opening accumulated deficit of $8 million (2008 — $4 million decrease).

The government identified and corrected errors relating to the classification, amortization and disposal of tangible capital assets resulting in an increase in tangible capital assets of $3 million and a decrease of accumulated deficit of $3 million (2008 — $6 million decrease).

During the year, three entities, previously identified as GBE’s, were reclassified as other government organizations and included into the summary financial statements on a fully consolidated basis (previously included on a modified equity basis). This change resulted in a $1 million decrease to the opening accumulated deficit and net debt (2008 — $3 million decrease) and reduction of 2008 income of $2 million.

During the year, the government identified an error in the valuation of 2008 borrowings resulting in an increase in borrowings of $7 million, an increase in opening accumulated deficit and net debt of $7 million (2008 — $0 million) and reduction of 2008 income of $7 million.

During the year a correction was made to record as an accounts payable, an amount previously reflected as income. This correction resulted in an increase in opening accounts payable of $5 million, an increase in opening accumulated deficit and net debt of $5 million (2008 — $0 million) and a reduction of 2008 income of $5 million.

The net effect of these adjustments is a $0 million change in the opening accumulated deficit (2008 — $13 million decrease), an increase of opening net debt of $11 million (2008 — $3 million decrease) and a $13 million reduction of 2008 income.
As a result of the above noted changes to net debt, the opening net debt has increased $411 million (2008 — $392 million) from the previously reported balances of $10,188 million (2008 — $10,465 million).

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10.	AMOUNTS DUE TO THE GOVERNMENT OF CANADA

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal accounting error for the period of 1997 to 1999 was a $91 million loan payable owing to the Government over a ten-year period commencing in 2004/05. As at March 31, 2009, this loan payable has been reduced to $45 million (2008 — $55 million).

To offset negative adjustments to the 2004 Equalization payments, the Government of Canada provided to the Government a loan payable of $38 million repayable over a ten-year period commencing in April 2006. As at March 31, 2009 this loan payable had been reduced to $27 million (2008 — $30 million). Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Government of Canada provided to the Government a loan payable of $9 million repayable over a ten-year period commencing in April 2006. As at March 31, 2009 this loan payable had been reduced to $6 million (2008 — $7 million). These loans are non-interest bearing.

Through the Manitoba Opportunities Fund Ltd., the Government holds and invests deposits made through the Federal Department of Citizenship and Immigration, Canada’s Immigrant Investor Program. As at March 31, 2009, the Government has loans payable of $212 million (2008 — $156 million) to be repaid to the Government of Canada five years after receipt. The Government is charged an administrative fee for each loan.

11.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Legislature has no power of appropriation. The amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2009, amounts held in trust were as follows:

	($ millions)
	2009	2008
Fiduciary Trusts	501	469
Custodial Trusts	189	186
Trust Funds for Administration	1	1

	691	656

Fiduciary Trusts

The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.

Custodial Trusts

The Government holds custodial trust funds in the form of bonds and other securities as well as title to tangible capital assets.

Trust Funds for Administration

The Federal Government, through agreements with the Government, has agreed to transfer public transit funds and Federal gas tax revenues for the purpose of making a transformative difference in the sustainability and future prosperity of cities and communities in Manitoba. The Government administers these funds on behalf of the Federal Government and in accordance with the agreements. These funds are held in trust for administration.

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12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $61 million (2008 — $67 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro-Electric Board (Hydro) has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments and thermal fuel purchases. For its U.S. debt retirement purposes, Hydro has a hedging relationship between U.S. long-term debt balances and U.S. dollar sinking funds. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, and eliminating debt incurred on behalf of Manitoba Hydro-Electric Board, the structure of the debt as at March 31, 2009 was 87% at fixed rates and 13% at floating rates (2008 — 90% at fixed rates and 10% at floating rates). A one percent (100 basis points) movement in interest rates for an entire year would increase/decrease debt servicing costs by $17.0 million (2008 — $11.0 million).

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2009, the Government has a gross credit risk exposure of $62.4 million (2008 — $142 million) and a

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net liability of $1.1 billion (2008 — $654 million) to counterparties.

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

Derivative portfolio

The table below presents a maturity schedule of the Government’s derivatives, by type, outstanding at March 31, 2009, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.
Derivative Portfolio Notional Value
As at March 31, 2009
($ millions)

					Contract Notional
	Maturity in Fiscal Year				Amount
		Next	Next	Over
		2 – 5	6 – 10	10
Derivatives	2010	Years	Years	Years	2009	2008
Interest rate swaps	2,496	7,342	5,306	8,805	23,949	22,668
Cross currency swaps *	513	1,706	1,906	1,565	5,690	6,630
Forward foreign exchange contracts	88	208	—	—	296	313

	3,097	9,256	7,212	10,370	29,935	29,611

*	Note: Includes any interest rate component of the cross currency swap.
13.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs:
A.	Accounts Receivable

Amounts receivable includes receivables from GBEs as reported in Schedule 1. Loans and advances to GBEs are reflected in Schedule 2.

B.	Borrowings

Borrowings include $406 million (2008 — $406 million) owed to Manitoba Public Insurance Corporation (MPIC) relating to the capital financing of school board and health care facilities. Borrowings also include debt in the amount of $387 million (2008 — $321 million) and $67 million (2008 — $109 million) owed to MPIC and Manitoba Hydro-Electric Board respectively, related to the financing of other government programs.

These borrowings are repayable over a term from 2010 to 2040 at varying interest rates ranging from 1.753% to 12.25%.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
C.	Water Power Rentals

Water power rental fees charged to the Manitoba Hydro-Electric Board (Hydro), in the amount of $115 million (2008 — $117 million), are included in the Statement of Revenue and Expense under the Fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Hydro’s hydroelectric generating stations.

D.	Fees and Government Guarantees

The Manitoba Hydro-Electric Board (Hydro) remitted $74 million (2008 — $73 million) to the Government based on the Hydro debt that is guaranteed by the Government. The fees are included in the Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $21 million (2008 — $21 million) to Manitoba Public Insurance Corporation (MPIC) for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $20 million (2008 — $22 million) and motor vehicle registration fees totalling $118 million (2008 - $103 million).

The fees received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government’s Department of Labour and Immigration for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2009 was $8 million (2008 — $8 million).

The Manitoba Lotteries Corporation provided $3 million in funding for the year ended March 31, 2009 (2008 — $3 million) to the Addictions Foundation of Manitoba for problem gambling services programs.

Manitoba Hydro-Electric Board paid Corporation Capital Tax of $46 million for the year ended March 31, 2009 (2008 — $41 million).

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.
14.	COMPARATIVE FIGURES

Certain 2008 financial statement figures have been reclassified to be consistent with the 2009 presentation.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SCHEDULE 1
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE
As at March 31, 2009

	($ millions)
	2009	2008

TAXATION REVENUE:
Corporation capital tax	2	6
Corporation income tax	48	53
Gasoline tax	14	14
Levy for health and education	30	30
Individual income tax	146	144
Insurance corporations tax	17	16
Motive fuel tax	9	11
Oil and natural gas tax	—	1
Retail sales tax	140	135
Tax administration and miscellaneous taxes	9	9
Tobacco tax	17	17

	432	436

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Canada health and Canada social transfers	—	12
Municipal corporations	206	189
Government of Canada shared cost programs/agreements	147	182
Other	58	36

	411	419

INTEREST:
Province of Manitoba sinking fund	20	23
Other investments	14	8

	34	31

OTHER:
Health and social services	116	140
Manitoba Hydro-Electric Board	9	10
Manitoba Liquor Control Commission	43	41
Manitoba Lotteries Corporation	4	2
Manitoba Public Insurance Corporation	10	9
Sundry departmental revenue	78	75
Other	62	93

	322	370

	1,199	1,256

Less: Allowances	89	79

Total Amounts Receivable	1,110	1,177

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SCHEDULE 2
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF LOANS AND ADVANCES
As at March 31, 2009

	($ millions)
	2009	2008
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	7,836	7,142
Manitoba Lotteries Corporation	172	180

	8,008	7,322
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation	8,008	7,322

	—	—

OTHER:
Loans and Mortgages — Note a	598	583
Hudson Bay Mining and Smelting Co. Ltd — Note b	—	7
Manitoba Potash Corporation — Note c	4	4
Manitoba student loans — Note d	34	35
Family services agencies — Note e	21	19
Rural economic development initiatives program — Note f	3	3
Other	1	1

	661	652
Less: Valuation allowance	66	87

NET LOANS AND ADVANCES	595	565

The Government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2038, bearing interest rates from 4.050% to 10.679%.

Note a

Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2034, bearing interest rates ranging from 1.25% to 13.0%.	340	318
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2035, bearing interest rates ranging from 0.0% to 14.25%.	146	153
Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest rates ranging from 0.0% to 9.0%.	86	86
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2018, bearing interest rates ranging from 4.125% to 5.5%.	26	26

	598	583

Note b — environmental improvement loan, due in varying amounts to the year 2009, bearing no interest and guaranteed with an irrevocable letter of credit.
Note c — advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less 0.75%.
Note d — student loans, payment and interest free until 6 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 1.5%.
Note e — advances to provide family services agencies with interim funding to meet daily operating expenses related to providing services, to be repaid when no longer required, bearing no interest.
Note f — Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing no interest.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09

GOVERNMENT BUSINESS ENTERPRISES	SCHEDULE 3
SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION
For the Year Ended March 31, 2009
($ millions)

				TOTAL	TOTAL
CHANGES IN EQUITY	UTILITY	INSURANCE	FINANCE	2009	2008
Results from Operations
Revenues from operations	2,364	1,204	1,364	4,932	4,877

Expenses: From operations	1,627	1,229	819	3,675	3,478
Debt servicing	439	—	11	452	452

Total expenses	2,066	1,229	830	4,125	3,930

Net income (loss)	298	(25)	534	807	947
Transfers to the Government	—	—	(534)	(516)	(516)

	298	(25)	—	273	431
Other Comprehensive Income (Loss)	(474)	(307)	—	(781)	358

Adjustments to Opening Equity	(176)	(332)	—	(508)	789
Adoption of Financial Instruments accounting standards	—	—	—	—	(23)

Net increase (decrease) in equity in government business enterprises	(176)	(332)	—	(508)	766

FINANCIAL POSITION
Assets:
Cash and temporary investments	170	272	34	476	304
Amounts receivable	440	311	38	789	804
Portfolio investments — Due from Government organizations	666	—	46	712	881
Due from others	—	2,636	—	2,636	2,940
Capital assets	9,224	55	190	9,469	8,876
Investments held for pension purposes	623	—	—	623	781
Other assets	922	177	47	1,146	913

Total assets	12,045	3,451	355	851	15,499

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	1,084	581	121	1,786	1,799
Long-term debt: Owing to Government organizations	7,836	—	172	8,008	7,322
Owing to others	444	—	1	445	412
Provision for future benefits: Pension obligations	730	172	52	954	921
Future cost of existing claims	—	2,465	4	2,469	2,348

Total liabilities	10,094	3,218	350	13,662	12,802

Equity in government business enterprises	1,951	233	5	2,189	2,697

For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SCHEDULE 4
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF OTHER LONG-TERM INVESTMENTS
As at March 31, 2009

	($ millions)
	2009	2008
OTHER INVESTMENTS, AT COST

Common shares -
Manitoba Potash Corporation - 490,000 shares	5	5
Preferred shares -
3863620 Canada Limited - 11,000,000 shares	—	11
Special shares -
Crocus Investment Fund - 2,000,000 shares	2	2
Preferred shares -
Rancher’s Choice - 1 share	5	5
Other -
Limited partnership investments	21	20

	33	43

Less: Valuation allowance	24	35

Total Long-Term Investments	9	8

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SCHEDULE 5
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF BORROWINGS
As at March 31, 2009
($ millions)

Fiscal			Canada		Promissory Notes
Year			Pension	Loans and	and
of	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
Maturity	Cdn	US	Cdn	Cdn	Cdn	2009	2008
2009	—	—	—	—	—	—	3,132
2010	1,511	500	115	53	1,185	3,364	1,504
2011	1,257	567	103	48	—	1,975	1,686
2012	1,874	—	104	37	—	2,015	1,354
2013	1,460	—	73	72	—	1,605	689
2014	991	426	—	72	—	1,489	1,196

2009-2014	7,093	1,493	395	282	1,185	10,448	9,561

2015-2019	4,462	1,134		8	—	5,604	5,860
2020-2029	1,623	378	15	174	—	2,190	2,287
2030-2048	4,317	—	82	—	—	4,399	4,073
2010-2043 Crown Organizations	406	—	—	278	—	684	681

2015-2048	10,808	1,512	97	460	—	12,877	12,901

Total borrowings	17,901	3,005	492	742	1,185	23,325	22,462

Reduced by:
Debt incurred for and repayable by The Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation						(8,008)	(7,322)
Unamortized debt issue costs						(8)	(1)
Unamortized foreign currency fluctuation						(61)	(67)
Unamortized gains and losses on derivative contracts						50	72
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(634)	(589)

						14,664	14,555

	March 31/09	March 31/08
	Cdn $ Valuation	Cdn $ Valuation
	(See Notes)	(See Notes)
Borrowings payable in:
Canadian dollars	17,147	16,572
Foreign issues hedged to Canadian dollars	3,173	3,184
U.S. dollars	2,397	2,162
Foreign issues hedged to U.S. dollars	608	544

Total borrowings	23,325	22,462

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.

Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of three categories:

	i)	Fixed with rates ranging from 1.60% to 11.33%.

	ii)	Floating Canadian — Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.39% and the highest set at 3.93% as at March 31, 2009.

	iii)	Floating U.S. — U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the lowest rate currently set at 1.16% and the highest set at 1.35% as at March 31, 2009.

Note d:	The presentation of Province of Manitoba debt issues held as investments was corrected to exclude debt issued on behalf of Government Business Enterprises which the Province holds as investments. As a result of this restatement, both portfolio investments and borrowings increased by $1,026 million (2008 - $1,039 million). There is no impact on accumulated deficit or net debt as a result of this correction.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SCHEDULE 6
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,
ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE
As at March 31, 2009

	($ millions)
	2009	2008

Accounts payable	1,228	1,081

Accrued charges:
Interest accrued on borrowings	267	282
Canadian Agricultural Income Stabilization /Agrinvest	91	84
Compensation for Victims of Crime	21	21
Disaster assistance	5	3
Flood claims	16	16
Hepatitis C assistance	—	5
Infrastructure works program	18	15
Land acquisition claims	2	2
Long term disability income plan	28	25
Manfor Ltd. divestiture	—	1
Environmental liabilities	540	550
Salaries and benefits	410	362
Severance pay	296	289
Tripartite Land Assembly Program	—	3
Workers Compensation Board claims	23	15
Other	201	183

	1,918	1,856

Provision for future losses on guarantees (Note 6)	21	21

Unearned Revenue:
Deferred contributions related to future expense	5	7
Court fines and remittances	29	27
Government of Canada -Advances re: shared-cost programs not yet claimed	107	88
Research and Special Funds	132	119
Tuition and education fees	42	32
Vehicle registration	55	45
Other	39	32

	409	350

Total Accounts Payable, Accrued Chagres, Provisions and Unearned Revenue	3,576	3,308

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 7
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2009

	Civil		Post-	Public
	Service	Teachers'	Secondary	School		($ millions)
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2009	2008
			(Note A)	(Note A)	(Note A)
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year as restated (Note B)	1,896	2,640	1,160	322	94	6,112	5,673
Current service costs	65	69	44	13	3	194	189
Interest cost on benefit obligation	142	170	67	20	6	405	408
Change in actuarial (gains) losses and reserves	(37)	—	(72)	(4)	(2)	(115)	103
Plan amendment	—	—	—	—	—	—	58
Benefits paid	(89)	(135)	(84)	(16)	(4)	(328)	(319)

Obligation at end of year	1,977	2,744	1,115	335	97	6,268	6,112

PLAN ASSETS
Plan assets at beginning of year as restated (Note B)	—	—	1,178	353	35	1,566	1,559
Employer contributions	70	55	20	7	3	155	246
Employee contributions	—	—	18	6	1	25	27
Transfer of plan assets (Note 3)	396	1,847	—	—	—	2,243	—
Plan asset contributions	413	—	—	—	—	413	—
Benefits paid	(89)	(135)	(84)	(16)	(4)	(328)	(319)
Expected return on plan assets	25	117	68	(21)	1	190	95
Experience gains (losses)	(90)	(365)	(248)	—	(7)	(710)	(42)

Market value of plan assets	725	1,519	952	329	29	3,554	1,566
Deferred investment losses (gains)	72	292	190	—	—	554	(28)

Market related value of plan assets	797	1,811	1,142	329	29	4,108	1,538

PENSION LIABILITY
Plan deficit (surplus)	1,180	933	(27)	6	68	2,160	4,574
Unamortized actuarial gains (losses)	17	(208)	34	(4)	(7)	(168)	(145)
Surplus adjustments (Note C)	—	—	9	(2)	4	11	41

Pension Liability	1,197	725	16	—	65	2,003	4,470

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	65	69	44	13	3	194	189
Interest cost on benefit obligation	142	170	67	20	6	405	408
Return on plan assets	(25)	(117)	(68)	(21)	(1)	(190)	(95)
Employee contributions	—	—	(18)	(6)	(1)	(25)	(23)
Amortization of actuarial (gains) losses	(5)	15	(7)	—	(1)	2	(4)
Plan amendment	—	—	—	—	—	—	58
Change in surplus adjustments	—	—	(1)	(41)	—	(42)	(4)

Defined benefit pension plan expense	177	137	17	7	6	344	529

Defined contribution pension plan expense	—	—	3	15	103	121	106

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 7
CONSOLIDATED STATEMENT OF PENSION LIABILITY As at March 31, 2009	(cont’d)

	Civil		Post-	Public
	Service	Teachers'	Secondary	School
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2009	2008

MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	30,300	21,400	5,500	3,900	296	61,396	60,847
Number of pensioners	15,200	11,600	1,500	1,400	316	30,016	28,811

Total number of plan members	45,500	33,000	7,000	5,300	612	91,412	89,658

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.50%	6.50%	5.35 - 6.00%	6.00 - 6.25%	5.00 - 6.00%
Expected long-term rate of return	6.50%	6.50%	5.35 - 6.00%	6.00 - 6.25%	5.00 - 6.00%
Inflation	2.50%	2.50%	2.00 - 2.50%	2.00 - 2.50%	2.00 - 2.75%
Real rate of return	4.00%	4.00%	3.25 - 4.00%	3.50 - 4.00%	3.00 - 3.50%
Rate of salary increase	3.25%	3.00%	2.50 - 4.00%	4.00 - 4.50%	3.50%
Latest valuation	Dec 2007	Jan 2006	(Note D)	(Note D)	(Note D)

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:	An adjustment was made to restate the pension liability related to post-secondary education pension plans. This restatement resulted from an adoption of a moving average fair value method for the valuation of plan assets and the amortization of actuarial gains and losses over EARSL. This change resulted in a $19 million increase in the opening pension liability (2008 — $2 million). The adjustment consists of a $5 million increase in accrued benefit obligation (2008 - $6 million decrease), a $71 million decrease in plan assets (2008 — $74 million) and a $57 million decrease in deferred and unamortized losses (2008 — $66 million).

Note C:	For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to reduce these surplus amounts to nil.
These pension surpluses represent the excess of the plan assets funded by employees over the employees’ share of the accrued benefit obligation.

Note D:	Latest actuarial valuation report dates are as follows:

- University of Manitoba Pension Plans.	Dec 2006
- University of Winnipeg Pension Plan.	Dec 2007
- Brandon University Retirement Plan.	Dec 2007
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec 2006
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division.	Dec 2007
- Retirement Plan for Employees of Frontier School Division.	Dec 2007
- Members of Legislative Assembly Pension Plan.	Mar 2008
- Legislative Assembly Pension Plan.	Dec 2007
- Judges’ Supplemental Pension Plan.	Mar 2003
- Winnipeg Child and Family Services Employee Benefits Retirement Plan.	Dec 2007

Note E:	The presentation for the pension liability has been changed to reflect only the accrued benefit obligations and plan assets for which the Government is responsible.
The comparative balances have been restated to reflect this change in presentation. There is no impact on the net pension liability or expense as a result of this change.

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS	SCHEDULE 8
For the Year Ended March 31, 2009 ($ millions)

	General Capital Asssets					Infrastructure				Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under
	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2009	2008

Cost
Opening cost, as previously reported	191	4,952	1,790	520	430	251	2,238	88	425	10,885	9,983
Restatements, (Note 9)	—	(3)	(1)	3	(7)	—	10	—	—	2	7
Reclassifications	—	—	(2)	3	—	(1)	—	—	—	—	(6)

Opening cost restated	191	4,949	1,787	526	423	250	2,248	88	425	10,887	9,984
Add:
Additions during the year	15	317	141	72	79	7	193	—	154	978	1,027
Less:
Disposals and write downs	(3)	(10)	(58)	(10)	—	—	—	—	—	(81)	(124)
Settlements and reclassifications	—	10	1	2	(15)	1	69	—	(68)	—	—

Closing cost	203	5,266	1,871	590	487	258	2,510	88	511	11,784	10,887

Accumulated amortization
Opening, as previously reported	—	2,270	1,211	299	—	43	1,083	56	—	4,962	4,684
Restatements, (Note 9)	—	(9)	(2)	—	—	—	2	—	—	(9)	(3)
Reclassifications	—	—	(2)	3	—	(1)	—	—	—	—	(6)

Opening accumulated amortization restated	—	2,261	1,207	302	—	42	1,085	56	—	4,953	4,675
Add:
Amortization	—	125	118	44	—	4	82	2	—	375	359
Less:
Accumulated amortization on disposals, write downs	—	(5)	(50)	(9)	—	—	—	—	—	(64)	(81)

Closing accumulated amortization	—	2,381	1,275	337	—	46	1,167	58	—	5,264	4,953

Net Book Value of Tangible Capital Assets	203	2,885	596	253	487	212	1,343	30	511	6,520	5,934

During the year the Province capitalized $13 million of interest relating to assets under construction (2008 — $6 million).

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SCHEDULE 9
FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES COMPRISING THE
GOVERNMENT REPORTING ENTITY
HEALTH AND HEALTHY LIVING
Manitoba Health
Addictions Foundation of Manitoba
CancerCare Manitoba
Diagnostic Services of Manitoba Inc.
Manitoba Health Research Council
Manitoba Health Services Insurance Plan
Manitoba Hospital Capital Financing Authority
Regional Health Authorities (including controlled organizations)
Assiniboine Regional Health Authority Inc.
Brandon Regional Health Authority Inc.
Burntwood Regional Health Authority Inc.
Churchill RHA Inc.
Interlake Regional Health Authority
NOR-MAN Regional Health Authority Inc.
North Eastman Health Association Inc.
Parkland Regional Health Authority Inc.
Regional Health Authority — Central Manitoba Inc.
South Eastman Health/Santé Sud-Est Inc.
Winnipeg Regional Health Authority
Rehabilitation Centre for Children Inc.
EDUCATION
Manitoba Advanced Education and Literacy
Manitoba Education, Citizenship and Youth
Assiniboine Community College
Brandon University
Collège universitaire de Saint-Boniface
Council on Post-Secondary Education
Red River College
University College of The North
University of Manitoba
University of Winnipeg
Manitoba Text Book Bureau
Public School Divisions
Public Schools Finance Board
FAMILY SERVICES AND HOUSING
Manitoba Family Services and Housing
Child and Family Services of Central Manitoba
Child and Family Services of Western Manitoba
First Nations of Northern Manitoba Child & Family Services Authority
First Nations of Southern Manitoba Child & Family Services Authority

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SCHEDULE 9
(cont’d)
FAMILY SERVICES AND HOUSING, cont’ d
General Child and Family Services
Authority Manitoba Housing and
Renewal Corporation Métis Child
and Family Services Authority
COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT
Manitoba Aboriginal and Northern Affairs
Manitoba Agriculture, Food and Rural Initiatives
Manitoba Competiveness, Training and Trade
Manitoba Conservation
Manitoba Infrastructure and Transportation
Manitoba Intergovernmental Affairs
Manitoba Science, Technology, Energy and Mines
Abandonment Reserve Fund
Communities Economic Development Fund
Cooperative Loans and Loans Guarantee Board
Cooperative Promotion Board
Crown Lands and Property Agency
Economic Innovation and Technology Council
Ethanol Fund
Farm Machinery and Equipment Act Fund
Fleet Vehicles Agency
Food Development Centre
Green Manitoba Eco Solutions
Horse Racing Commission
Industrial Technology Centre
Manitoba Agricultural Services Corporation
Manitoba Development Corporation
Manitoba Education, Research and Learning
Information Networks (Merlin)
Manitoba Floodway Authority Manitoba
Habitat Heritage Corporation Manitoba
Opportunities Fund Ltd. Manitoba Trade
and Investment Corporation Manitoba
Trucking Productivity Improvement Fund
Manitoba Water Services Board Materials
Distribution Agency Mining Community
Reserve Mining Rehabilitation Reserve
Pineland Forest Nursery Quarry
Rehabilitation Reserve Tire Stewardship
Board Veterinary Science Scholarship Fund

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09
SCHEDULE 9
(cont’d)
JUSTICE AND OTHER EXPENDITURES
Legislative Assembly
Executive Council
Civil Service Commission
Manitoba Culture, Heritage, Tourism and Sport
Manitoba Finance
Healthy Child Manitoba
Manitoba Justice
Manitoba Labour and Immigration
Manitoba Seniors and Healthy Living Secretariat
Board of Administration under the Embalmers and Funeral Directors Act
Centre culturel franco-manitobain
Civil Legal Services
Companies Office
Crown Corporations Council
Helen Betty Osborne Foundation
Insurance Council of Manitoba
Land Titles Assurance Fund
Legal Aid Manitoba
Leaf Rapids Town Properties Ltd.
Manitoba Arts Council
Manitoba Boxing Commission
Manitoba Centennial Centre Corporation
Manitoba Community Services Council Inc.
Manitoba Film and Sound Recording Development Corporation
Manitoba Gaming Control Commission
Manitoba Hazardous Waste Management Corporation
Manitoba Law Reform Commission
Manitoba Product Stewardship Corporation
Manitoba Securities Commission
Office of the Fire Commissioner
Organization and Staff Development
Special Operating Agencies Financing Authority
Sport Manitoba Inc.
The Property Registry
The Public Trustee
Travel Manitoba
Venture Manitoba Tours Ltd.
Victims Assistance Fund
Vital Statistics Agency

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09

SCHEDULE 9
(cont’d)
GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)
Utility:
Manitoba Hydro-Electric Board
Insurance:
Manitoba Public Insurance Corporation
Workers Compensation Board
Finance:
Manitoba Liquor Control Commission
Manitoba Lotteries Corporation
SPECIAL ACCOUNTS AND FUNDS, not attached to a Sector or Department
Pension Assets Fund
Debt Retirement Account
Fiscal Stabilization Account

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 10
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR
For the Year Ended March 31, 2009
($ millions)

							Community, Economic
	Health and				Family Services		and Resource
	Healthy Living		Education		and Housing		Development
	2009	2008	2009	2008	2009	2008	2009	2008
	$	$	$	$	$	$	$	$

REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	657	646	—	—	—	—
Fees and other revenue	402	429	508	496	113	107	561	490
Federal transfers	888	823	117	120	55	60	294	227
Contributions from entities within the Government Reporting Entity	31	23	52	47	—	—	—	4
Sinking funds and other investment earnings	2	4	13	33	14	15	7	13

Total Revenue	1,323	1,279	1,347	1,342	182	182	862	734

EXPENSE
Personnel services,	2,574	2,339	2,179	2,191	190	183	384	367
Grants/Transfer payments	775	693	121	152	184	170	591	490
Transportation	44	41	17	15	5	4	59	49
Communication	17	22	20	19	4	3	18	14
Supplies and services	668	682	455	448	136	126	275	279
Social assistance related	1	—	5	5	768	711	75	60
Other operating	374	383	246	213	25	15	303	309
Debt servicing	66	75	125	104	49	51	124	124
Minor capital	22	24	38	41	2	10	18	16
Amortization	127	118	104	107	14	13	128	119

Total Expenses	4,668	4,377	3,310	3,295	1,377	1,286	1,975	1,827

NET INCOME (LOSS) FOR THE YEAR	(3,345)	(3,098)	(1,963)	(1,953)	(1,195)	(1,104)	(1,113)	(1,093)

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 10
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR	(cont’d)
For the Year Ended March 31, 2009
($ millions)

	Justice and		General Government		Adjustments
	Other Expenditures		(Note a)		(Note b)		Total
	2009	2008	2009	2008	2009	2008	2009	2008
	$	$	$	$	$	$	$	$

REVENUE
Income taxes	—	—	2,841	2,652	—	—	2,841	2,652
Other taxes	—	—	2,690	2,642	1	—	3,348	3,288
Fees and other revenue	163	136	4	13	6	(43)	1,757	1,628
Federal transfers	44	43	2,468	2,324	—	—	3,866	3,597
Contributions from entities within the Government Reporting Entity	—	—	828	969	(104)	(96)	807	947
Sinking funds and other investment earnings	227	265	18	32	15	22	296	384

Total Revenue	434	444	8,849	8,632	(82)	(117)	12,915	12,496

EXPENSE
Personnel services	689	634	(144)	(78)	2	2	5,874	5,638
Grants/Transfer payments	333	369	(295)	(286)	(191)	(150)	1,518	1,438
Transportation	10	23	14	(2)	—	1	149	131
Communication	19	17	(2)	(3)	—	2	76	74
Supplies and services	166	166	(98)	(107)	122	35	1,724	1,629
Social assistance related	27	20	—	—	—	—	876	796
Other operating	51	58	(56)	(56)	—	(2)	943	920
Debt servicing	484	518	(3)	(3)	(15)	(5)	830	864
Minor capital	4	4	(4)	(4)	—	—	80	91
Amortization	7	9	(5)	(9)	—	—	375	357

Total Expenses	1,790	1,818	(593)	(548)	(82)	(117)	12,445	11,938

NET INCOME (LOSS) FOR THE YEAR	(1,356)	(1,374)	9,442	9,180	—	—	470	558

Note a:	The general government category includes revenue from sources that cannot be attributed to a particular sector. Expenses in this category represent recoveries between sectors that cannot be attributed to any particular sectors.

Note b:	Consolidation adjustments necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2008/09

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 11
CONSOLIDATED DETAILS AND RECONCILIATION
TO CORE GOVERNMENT RESULTS
For the Year ended March 31, 2009
($ millions)

	2009			2008
	Core	Consolidation	Summary	Core	Consolidation	Summary
	Government	Impacts	2009	Government	Impacts	2008
	(Note)

REVENUE
Income taxes	2,841	—	2,841	2,652	—	2,652
Other taxes	2,691	657	3,348	2,642	646	3,288
Fees and other revenue	481	1,276	1,757	438	1,190	1,628
Federal transfers	3,624	242	3,866	3,383	214	3,597
Net income from government business enterprises (Schedule 3)	534	273	807	516	431	947
Sinking funds and other investment earnings	—	296	296	—	384	384

TOTAL REVENUE	10,171	2,744	12,915	9,631	2,865	12,496

EXPENSES
Health and Healthy Living	4,268	318	4,586	3,932	300	4,232
Education	1,972	1,182	3,154	1,882	1,342	3,224
Family Services and Housing	1,232	89	1,321	1,135	89	1,224
Community, Economic and Resource Development	1,500	82	1,582	1,384	36	1,420
Justice and Other Expenditures	818	154	972	808	166	974
Debt Servicing (Note 8)	225	605	830	252	612	864

TOTAL EXPENSES	10,015	2,430	12,445	9,393	2,545	11,938

Net Result for the Year	156	314	470	238	320	558
Transfer to Debt Retirement Account	(110)	110	—	(110)	110	—
Transfer to Fiscal Stabilization Account	(46)	46	—	(128)	128	—

NET INCOME FOR THE YEAR	—	470	470	—	558	558

Note:	The Core Government is a component of the Government Reporting Entity and represents the revenues directly reported and the programs and services delivered by government departments. Core Government results are based upon specified accounting policies which vary from Canadian generally accepted accounting principles, in that the results for the year do not reflect the expenses related to the increase in the overall pension liability, do not consolidate the operations of all Crown organizations, include results of the Finance category of government business enterprises only and account for capital financing to health care facilities as a deferred charge. In addition, starting in 2008/09, certain loans and advances to Crown organizations, repaid through future appropriations, are reflected as assets of the Core Government. Public sector accounting standards would require these advances to be expensed as grants in the year issued (this change resulted in a decrease in Core Government expenses of $2 million for 2009 (2008 balances have not been restated for this change but if made would have decreased expenses by $29 million)). This presentation is eliminated upon consolidation.